Exhibit 10.2

Service-Based Vesting

Maxwell Technologies, Inc.
2013 Omnibus Equity Incentive Plan
Notice of Restricted Stock Unit Award
You have been granted Restricted Stock Units (“RSUs”) representing shares of common stock of Maxwell Technologies, Inc. (the “Company”) on the following terms:

Name of Recipient:	xxxx
Total Number of RSUs Granted:	xxxx
Grant Date:	xxxx
Vesting Commencement Date:	xxxx
Vesting Schedule:
Increments of 25% of the RSUs subject to this award will vest when you complete each year of continuous employment after the Vesting Commencement Date. Vesting may accelerate upon certain events as provided in the Restricted Stock Unit Agreement or a written agreement between you and the Company.

Grant Number:	xxxx
You and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”), both of which have been made available to you and are made a part of this document.
By signing below or accepting the Agreement by an electronic means as set forth in the Notice section thereof, you agree to all of the terms and conditions described above, the Agreement, and the Plan.

_____________________________________________
Name of Recipient

Maxwell Technologies, Inc.
2013 Omnibus Equity Incentive Plan:
Restricted Stock Unit Agreement

Grant of RSUs
Subject to all of the terms and conditions set forth in the Notice of Restricted Stock Unit Award (the “Grant Notice”), this Agreement and the Plan, the Company has granted to you the number of RSUs set forth in the Grant Notice.

Vesting
The RSUs vest in accordance with the Vesting Schedule set forth in the Grant Notice.
For purposes of the foregoing, your service as an Employee will be considered terminated as of the date you are no longer actively providing services to the Company or any Parent, Subsidiary, or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services or the terms of your service agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, you right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period of any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing services or the terms of your service agreement, if any. The Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSUs (including whether you may still be considered to be providing services while on a leave of absence).
Note that you will not receive consideration in respect of your vested RSUs until they are settled in accordance with the Settlement of RSUs section below.

Vesting Acceleration
Except as otherwise provided herein, no additional RSUs shall vest after your service as an Employee terminates.
If your service as an Employee terminates as a result of your death or Disability, your then-unvested RSUs will become fully vested on your last day of employment.
If you are serving as an Employee immediately prior to the closing of a Change in Control, your then-unvested RSUs will become fully vested immediately following your Involuntary Termination within two years following such a Change in Control.
If, in a Change in Control occurring on or prior to the Deadline (other than a transaction described in clause (d) of such definition), an RSU is not continued, assumed, substituted, or converted into the right to receive a payment equal to the value, as determined by the Administrator in its absolute discretion, of the property or cash received by the holder of a Common Share as a result of the transaction with payment subject to vesting based on your continuing service as an Employee after such transaction, then your then-unvested RSUs will vest fully vested immediately prior to such transaction.

Forfeiture
Except as otherwise provided herein or pursuant to a written agreement between you and the Company, if your service as an Employee terminates for any reason, your then-unvested RSUs will be forfeited to the extent they have not vested before your termination date and do not vest as a result of the termination of your service. Accordingly, any such unvested RSUs will be cancelled and forfeited immediately. You will receive no payment for RSUs that are cancelled. The Company determines when your service as an Employee terminates for this purpose.

Settlement of RSUs
The RSUs will be settled on the first Permissible Trading Day that occurs on or after the day when the RSUs vest, but shall be settled no later than the March 15th of the calendar year following the calendar year in which the RSUs vest. At the time of settlement, you will receive one Common Share for each vested RSU. However, the Company retains the discretion to substitute an equivalent amount of cash for each underlying Common Share determined on the basis of the Fair Market Value of the Common Shares at the time an RSU vests.

Section 409A
This section applies only if the Company determines that you are a “specified employee” within the meaning of Section 409A(2)(B)(i) of the Code at the time of your “separation from service” as defined in Treas. Reg. §1.409A-1(h). If this section applies, then any RSUs that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the Company determines that the settlement of those RSUs is exempt from Section 409A of the Code.

Responsibility for Taxes
You acknowledge that, regardless of any action taken by the Company or, if different, the Parent, Subsidiary, or Affiliate to whom you provide services as an Employee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of the Common Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Withholding Taxes
You must make arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of RSUs. At its discretion, the Company may satisfy applicable withholding obligations by any one or more of the following means (a) causing you to tender a cash payment or surrender other Common Shares that you previously acquired, (b) taking payment from the proceeds of the sale of Common Shares through a Company-approved broker, (c) withholding Common Shares that otherwise would be issued to you when the RSUs are settled, provided that no Common Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law, or (d) withholding cash from other compensation payable to you. If you are a Company officer subject to Section 16 of the Exchange Act, then your tax withholding obligations in connection with the RSUs will be satisfied pursuant to clause (c) of the preceding sentence only if approved in advance by the Committee. The fair market value of the Common Shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to withholding taxes.

Non-U.S. Tax-Related Items
If you are subject to taxes outside the United States, prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.
In this regard, you authorize and direct the Company and a brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a number of whole Common Shares from the shares that are issuable upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Company’s or the Employer’s withholding obligation for Tax-Related Items. Such Common Shares will be sold on the date on which the withholding obligation for Tax-Related Items arises or as soon thereafter as practicable. You acknowledge and agree that the Company is under no obligation to arrange for such sale at any particular price, that you are responsible for all fees and other costs of sale, and that you are hereby agreeing to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale and that the proceeds of any such sale may not be sufficient to satisfy the Company’s or the Employer’s withholding obligation for Tax-Related Items. In the event that such proceeds are not sufficient, you agree to pay to the Company or the Employer, as applicable, as soon as practicable, including through additional payroll withholding, the amount of any such shortfall. To the extent the proceeds of such sale exceed the Company’s or the Employer’s withholding obligation for Tax-Related Items, the Company or the Employer, as applicable, agrees to pay such excess in cash to you through payroll as soon as practicable.
In the event that the Company determines, in its sole discretion, not to satisfy any withholding obligation for Tax-Related Items through the process described above, it will instead satisfy your obligation by one or a combination of the following:
- Withholding Common Shares that would otherwise be issued to you when the RSUs are settled equal in value to the Tax-Related Items. If the Company satisfies any withholding obligation for Tax-Related Items by withholding a number of Common Shares as described above, you are deemed to have been issued the full number of Common Shares subject to the RSUs.
- Withholding the amount of any Tax-Related Items from your wages or other cash compensation paid to you by the Company.
- Any other means approved by the Company.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent.
You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. If cash is to be distributed pursuant to the RSUs instead of shares, the Company will withhold from the cash delivered to you an amount necessary to satisfy any withholding obligation for Tax-Related Items.
The Company may refuse to issue or deliver Common Shares or the proceeds from the sale of such Common Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Nature of RSUs
No payment is required for the RSUs that you are receiving. Your RSUs are mere bookkeeping entries and represent the Company’s unfunded and unsecured promise to issue Common Shares or distribute cash to you on a future date. As a holder of RSUs, you have no rights other than the rights of a general creditor of the Company.

No Voting or Dividends Rights	Your RSUs carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your RSUs are settled by issuing Common Shares.

Retention Rights
Your RSUs and this Agreement do not give you the right to be retained by the Company, a Parent, Subsidiary, or Affiliate in any capacity. The Employer, Company and its Parents, Subsidiaries, and Affiliates reserve the right to terminate your service as an Employee at any time, with or without cause, subject to applicable laws and any written employment agreements.

RSUs Not Transferable	Except as otherwise provided below, you may not sell, transfer, assign, pledge or otherwise dispose of any RSUs.
Beneficiary Designation
You may dispose of your RSUs in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive the proceeds from any vested RSUs that you hold at the time of your death.

Nature of Grant
In accepting the RSUs, you acknowledge, understand and agree that:
- The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
- The grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
- All decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
- You are voluntarily participating in the Plan;
- The RSUs and the Common Shares subject to the RSUs are not intended to replace any pension rights or compensation;
- The RSUs and the Common Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes, including, without limitation, of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
- The future value of the underlying Common Shares is unknown, indeterminable and cannot be predicted with certainty;
- No claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your service as an Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services or the terms of your service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, any Parent, Subsidiary, or Affiliate, including the Employer, waive your ability, if any, to bring any such claim, and release the Company, any Parent, Subsidiary, or Affiliate, including the Employer, from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
- Unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
- Neither the Employer, the Company nor any Parent, Subsidiary, or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Common Shares acquired upon settlement.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary, or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to a stock plan service provider as may be selected by the Company (the “Online Service Provider”), which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Online Service Provider, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service as an Employee and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Restrictions on Resale
You agree not to sell any Common Shares issued under the RSUs at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy including any Addenda thereto) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your service as an Employee continues and for such period of time after the termination of your service as an Employee as the Company may specify.

Regulatory Requirements
Notwithstanding any other provision of this Agreement, the obligation of the Company to issue Common Shares hereunder shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed necessary by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Common Shares as to which such requisite authority will not have been obtained.

Other Conditions and Restrictions
Any Common Shares issued hereunder shall be subject to such conditions and restrictions imposed either by applicable law or by Company policy, as adopted from time to time, designed to ensure compliance with applicable law or laws with which the Company determines in its sole discretion to comply including in order to maintain any statutory, regulatory or tax advantage.

Notice
Any notices provided for under this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company. If the Company posts these documents on such an online or electronic system, it will notify you by email.

Governing Law	The provisions of Section 2.7 of the Plan apply to this Award.
Language
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version, including defined words therein, is different than the English version, the English version will control.

Amendment	This Agreement may be amended only by written consent of the Company and you, unless the amendment is not to the detriment of your rights under this Agreement.
The Plan and Other Agreements
The text of the Plan is incorporated into this Agreement by reference. Additional provisions regarding definitions of capitalized terms used herein and not defined in this Agreement can be found in the Plan.
The Plan, this Agreement and the Grant Notice constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments or negotiations concerning the RSUs are superseded. However, if you and the Company have entered into a written agreement relating to the vesting of the RSUs, then such written agreement will govern the vesting of the RSUs.

Severability
If one or more of the provisions of this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision will be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void will first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in this Agreement, on the RSUs and on any Common Shares acquired under this Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.
No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in this Agreement, or your acquisition or sale of underlying Common Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in this Agreement before taking any action related to this Agreement.

Insider Trading Restrictions/ Market Abuse Laws
You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares or rights to shares under this Agreement during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

Definitions
“Cause” means any of the following:
- Your unauthorized use or disclosure of the Company’s confidential information or trade secrets;
- Your breach of any agreement between you and the Company;
- Your material failure to comply with the Company’s written policies or rules; your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of your local jurisdiction;
- Your gross negligence or willful misconduct;
- Your continuing failure to perform assigned duties after receiving written notification of the failure from the Company; or
- Your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change in Control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;
(b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
(c) the consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or
(d) individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to this Agreement and this Agreement provides for a deferral of compensation and is subject to Section 409A of the Code, then notwithstanding anything to the contrary in this Agreement, such transaction must also constitute a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

“Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances, including a requirement that you submit medical evidence or undergo a medical examination by a doctor selected by the Company as deemed necessary to make a determination hereunder.

“Involuntary Termination” means either a (a) Termination Without Cause, or (b) Resignation for Good Reason.

“Permissible Trading Day” means a day that satisfies each of the following requirements:
- The Nasdaq Global Stock Market is open for trading on that day;
- You are permitted to sell Common Shares of the Company on that day without incurring liability under Section 16 of the Exchange Act;
- Either (a) a day on which you are not in possession of material non-public information that would make it illegal for you to sell Common Shares on that day under Rule 10b-5 of the Securities and Exchange Commission, or (b) the day that you have specified to sell Common Shares to be issued under this Agreement pursuant to a trading plan approved by the Company’s Corporate Counsel & Chief Compliance Officer, under Rule 10b5-1 of the Securities and Exchange Commission;
- Under the Company’s written Insider Trading Policy (and any Addenda thereto), you are permitted to sell Common Shares on that day; and
You are not prohibited from selling Common Shares on that day by a written agreement between you and the Company or a third party.

“Resignation for Good Reason” means your resignation within 180 days after one of the following conditions initially has come into existence without your express written consent:
- A change in your position with the Company that materially reduces your level of authority or responsibility, relative to your authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced authority and responsibilities;
- A reduction in your base salary or target bonus by more than 10%; or
- A relocation to a facility or a location more than 50 miles from your then-present work location that increases your one-way commute.
A Resignation for Good Reason will not be deemed to have occurred unless (a) you give the Company written notice of the condition within 90 days after the condition initially comes into existence, (b) the Company fails to remedy the condition within 30 days after receiving your written notice, and (c) you terminate employment within 180 days from the date the condition initially comes into existence.

“Termination Without Cause” means your involuntary discharge by the Company for reasons other than Cause, provided that you are willing and able to continue performing services within the meaning of Treas. Reg. §1.409A-1(n)(1).

By your acceptance of this grant, you agree to all of the
terms and conditions described above and in the Plan.